mercury

INNOVATION THAT MATTERS™

Roger Wells

January 11, 2024

Dear Roger:

On behalf of Mercury Systems, Inc. (the "Company" or "Mercury"), we are pleased to offer you a promotion to serve as Mercury's Executive Vice President, Chief Operating Officer, reporting directly to me at our offices in Huntsville, AL, commencing on January 22, 2024. The annual compensation for your new role is valued at **$2,345,000**, composed of:

- base salary at an annual rate of $450,000;
- a target bonus opportunity of 110% of your annual base salary (or $495,000) under the Company's Annual Incentive Plan, effective for the current fiscal year; and
- annual grants of long-term incentive ("LTI") awards with a target grant date value of $1,400,000, beginning with the LTI awards to be granted in August 2024 for our 2025 fiscal year.

As further compensation in connection with your new role, you will receive an initial, one-time grant of LTI awards ("Promotional Awards") on or about February 15, 2024 with an aggregate grant date target value of **$500,000**.

In your new position, 45% of your annual and Promotional LTI awards will be granted in the form of restricted stock awards ("RSAs") that vest in equal annual increments over the three years following the grant date, and 55% of your LTI awards will be granted in the form of performance-based stock awards ("PSAs") that vest on the third anniversary following the grant date. The number of shares underlying your LTI Awards will be calculated based on the average closing price of Mercury's common stock during the 30 calendar days prior to the date of grant. The performance period that will apply to the PSAs granted as New Hire Awards will be the three-year fiscal period ended on (or about) July 3, 2026, and any shares earned under these awards will vest on the three-year anniversary following the grant date.

In order to receive annual bonus payments or vested shares under LTI awards, you must be actively employed and in good standing at Mercury at the time such payments or vestings occur, subject to any exceptions (such as death, disability or termination without cause) that may be provided for under the plans or related documents governing these awards. In addition, your annual bonus and LTI compensation will be subject to a clawback policy allowing Mercury to recoup and/or cancel your awards under certain terms and conditions set forth in the Company's policy, as may be amended from time to time.

As a direct report to the Chief Executive Officer, you will maintain your eligibility to receive:

- executive severance benefits in the event that your employment is terminated by Mercury without cause or by you for good reason, including enhanced benefits if such termination occurs in connection with a change in control of the Company; and
- a $12,000 annual allowance for personal tax and financial planning services.

You will also remain subject to a stock ownership guideline requiring you to hold Mercury stock worth at least 300% of your annual base salary, and you will not be permitted to buy or sell Mercury stock outside of quarterly trading windows.

This offer letter, and all compensation amounts and awards set forth herein, are subject to approval and/or ratification by the Human Capital and Compensation Committee (the "HC3") of the Company's Board of Directors. All components of your compensation are also subject to applicable tax withholding.

**This offer will remain open until Friday, January 12.** Please confirm your acceptance of your promotion by returning a signed copy of this letter on or prior to this date to our Chief Human Resources Officer, Steve Ratner.

Your acceptance of this offer does not guarantee employment for any fixed term. Should you accept this offer and commence employment with the Company in your new role, you will remain an "at will" employee, which means that either you or the Company may discontinue your employment at any time and for any reason, with or without advance notice. The Company reserves the right to amend, modify or terminate, in its sole discretion, any of the terms of your employment at any time, including any benefit and compensation plans. This letter supersedes any prior verbal representations that may have been made to you.

We look forward to your continued service with the Mercury team in your new role.

Very Truly Yours,

William L. Ballhaus
Chairman, President and Chief Executive Officer

**ACCEPTED AND AGREED:**

Name: ______________________  Date: 1/12/2024